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                                                                   EXHIBIT 10.24


                                    AGREEMENT

     THIS AGREEMENT is entered into as of the 21st day of February, 2000, ("Agreement Date") by and between HRB Management, Inc. ("Block") and Ozzie Wenich ("Wenich").

     WHEREAS, Wenich is employed by HRB Management, Inc. to serve as Senior Vice President and Chief Financial Officer of H&R Block, Inc., in addition to other director and officer positions held with Block, its affiliates and subsidiaries (a complete list of all such positions is attached hereto as Exhibit A);

     WHEREAS, Wenich possesses intimate knowledge of the business and affairs of Block, its parents, subsidiaries and affiliates, particularly related to financial and operational matters; and

     WHEREAS, the parties desire to set forth the terms and conditions upon which Wenich will retire as of August 31, 2000;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, Block and Wenich (collectively, the "Parties") agree as follows:

1. Change in Employment. As of February 21, 2000, it is agreed that Wenich will no longer serve as Senior Vice President and Chief Financial Officer of H&R Block, Inc. or hold any other officer and director position now held with Block, its parents, subsidiaries and affiliates; however, his employment with Block will continue through his retirement on August 31, 2000 (the "Employment Termination Date"). During the period February 21, 2000, through the Employment Termination Date, Wenich will work on such projects and assignments as are mutually agreed upon by Block and Wenich, provided that, unless otherwise agreed to by Wenich, all such projects and assignments shall relate to the transition to new management. Wenich shall make himself available for deposition and trial testimony in matters of litigation involving Block and its affiliates through the Employment Termination Date. He shall continue to be a regular, full-time Block employee through the Employment Termination Date for the purposes of salary and certain benefits, as set forth in this Agreement. Wenich shall have no set hours of work and services shall be provided by Wenich from his home, except to the extent that such work must be performed at Block's offices or another location, as mutually agreed by Block and Wenich. As Wenich continues as an employee through the Employment Termination Date, Wenich's salary will be at the same annual rate as his annual rate of salary in effect on the Agreement Date and will be paid semi-monthly on the 15th and last day of each month. During the period February 21, 2000, through the Employment Termination Date any accrued and available vacation, floating holidays, personal days or paid time off benefits to which Wenich is eligible as of February 21, 2000, shall not be applied to any and all periods during which Wenich is not actively pursuing projects, tasks or functions on Block's behalf, and Wenich shall be paid for such days and benefits in accordance with Paragraph 3 of this Agreement. Wenich will resign (a) as Senior Vice President and Chief Financial Officer of H&R Block, Inc. and (b) from any

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and all officer and director positions held with Block, its parents, affiliates and subsidiaries effective as of February 21, 2000 (a complete list of all positions held on the date of this Agreement (collectively, the "Executive Positions") is attached hereto as Exhibit A). Such resignations shall not affect Wenich's status as an employee of Block or affect Wenich's participation in, or vesting under, any employee benefit or welfare plans of Block or any of Block's affiliates or parent companies, including, without limitation, the H&R Block Deferred Compensation Plan for Executives, the 1993 Long-Term Executive Compensation Plan and any other executive compensation, benefit or bonus plans (collectively, the "Plans") for which Wenich would be eligible to receive compensation or benefits through the Employment Termination Date. In other words, Mr. Wenich shall participate in and vest under all such Plans as if he held the Executive Positions through the Employment Termination Date.

2. Termination of Employment. By mutual agreement, Wenich's employment with Block will terminate on the Employment Termination Date. Said termination will be treated as a retirement for all purposes.

3. Payment to account for Past Accrued and Unused Paid-Time-Off. In consideration of the covenants and agreements set forth herein, Block agrees to pay to Wenich no later than the close of business on the Employment Termination Date the sum of $146,568.16 representing (a) $125,188.44 as compensation for 1,025.59 hours of vacation days accumulated prior to January 1, 2000, including
861.41 hours forfeited as unused under Block's policy, (b) $4,113.28 as compensation for 32.0 hours of floating holidays and personal days accumulated prior to January 1, 2000 and not forfeited under Block's policy, (c) $13,281.80 as compensation for 106.664 hours of vacation days accumulated between January 1, 2000 and the Employment Termination Date, and (d) $3,984.64 as compensation for 32.0 hours of personal days and floating holidays accumulated between January 1, 2000 and the Employment Termination Date. Such payment shall be subject to deferral under the H&R Block Deferred Compensation Plan for Executives in accordance with Wenich's deferral election for calendar year 2000 and the provisions of such Plan pertaining to Company Matching Contributions shall apply to the deferred portion of such payment.

4.   Employment Benefits.

     (a) Up to and through the Employment Termination Date, Wenich shall continue to be a Block employee and all benefits and rights of employment will extend to Wenich through the Employment Termination Date. Continuation of Wenich's employment by Block through the Employment Termination Date shall continue Wenich's participation in, and vesting under, any employee benefit or welfare plans of Block or any of Block's affiliates or parent companies through the Employment Termination Date. Wenich will share in the allocation of the contributions to any employee pension benefit plans maintained by Block for the year ending April 30, 2000, and, as an employee of Block on April 30, 2000, will be entitled to participate in Block's short-term incentive compensation program and discretionary incentive compensation program for the fiscal year ending April 30, 2000, each as approved by the compensation committee of the H&R Block, Inc. Board of Directors in June 1999 (including an aggregate target incentive amount under the programs of $129,500).


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Hours of service will be credited to him under such plans based on compensation paid to him through the Employment Termination Date. Benefits under employee benefit or welfare plans will accrue and be payable to Wenich after the Employment Termination Date as expressly provided in the post-termination provisions of such plans. Up to and through the Employment Termination Date, Block will credit Wenich's account under the H&R Block Deferred Compensation Plan for Executives with salary deferrals, bonus deferrals and Company matching contributions in accordance with the provisions of such Plan and Wenich's deferred election for the 2000 plan year. Wenich will continue as a participant in the Executive Survivor Plan through the Employment Termination Date and will be entitled to continuation of coverage after the Employment Termination Date only in accordance with established Plan terms.

     (b) Wenich will not be considered an employee of Block after the Employment Termination Date. Nothing in this Agreement will constitute or cause a continuation of Wenich's employment by Block or extend Wenich's participation in, or vesting under, any employee benefit or welfare plans of Block or any of Block's parent, subsidiary or affiliated companies after the Employment Termination Date. Benefits under such plans will not accrue or be payable to Wenich after the Employment Termination Date except as may be expressly provided in the post-termination provisions of such plans, or except as stated in Paragraph 4(c) below.

     (c) Wenich will have three (3) months after the Employment Termination Date to exercise any outstanding stock options granted to Wenich under the 1993 Long-Term Executive Compensation Plan to the extent such options are exercisable as of the Employment Termination Date.

     (d) Throughout the employment period (through the Employment Termination
Date), Wenich will be entitled, at his option, to continue his enrollment in the H&R Block employee health care plan (including any medical, dental or vision coverage thereunder) in which he is currently enrolled and Block will continue to pay that portion of any premiums for such enrollment that Block customarily pays under the provisions of the applicable plan; provided that, should Wenich actually be covered under the health care plan of another employer on or before August 31, 2000, the continuation of all plan coverage under the H&R Block health care plan and Block's obligation to pay any premiums under this Subparagraph 3(d) will immediately terminate as of the date such other coverage commences. Wenich will pay the balance of any health care premium not paid by Block, which balance Block may deduct from the salary payable to Wenich under Paragraph 1 of this Agreement. Wenich agrees that the statutory period for the continuation of group health plan coverages under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") begins as of the Employment Termination Date.

     (e) Under the terms of the discretionary incentive compensation program for fiscal year 2000, twenty percent (20%) of Wenich's aggregate short-term target incentive amount is discretionary, to be determined by Wenich's immediate supervisor and approved by the compensation committee of the Board of Directors of H&R Block, Inc. For the purposes of such discretionary bonus, the discretionary payout will be based upon 100% of Wenich's discretionary target incentive amount.

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     (f) Wenich shall be entitled to continue all deductions or deferrals from salary established by Wenich prior to February 21, 2000, throughout the period from February 21, 2000 through the Employment Termination Date.

5. Confidential Information. Wenich agrees that, during and after the term of this Agreement, he will not, without the prior written consent of Block, directly or indirectly use for the benefit of any person or entity other than Block, or make known, divulge or communicate to any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets relating to Block, H&R Block, Inc. and Block's other affiliates revealed to, acquired by or developed by Wenich during his employment with Block or any of its affiliates including, but not limited to, information concerning business plans; strategies; acquisitions; dispositions; customers; employees; litigation or other disputes; financial results; financial matters; agreements with third parties; budgets; forecasts; marketing programs; pricing; systems; and methods of operations. Wenich will not retain after August 31, 2000, any document, record, paper, disk, computer file, tape or compilation of information relating to any of the foregoing.

6. Non-Competition Covenant. Wenich agrees that (a) during the term of this Agreement he will not accept employment in any capacity, serve as a director or officer of, or serve as a consultant to, any firm involved in any line of business in which H&R Block, Inc. and/or any of its subsidiaries are involved, and (b) during the term of this Agreement and for a period of one year following the Employment Termination Date, he will not accept employment in any capacity with, serve as a director or officer of, or serve as a consultant to, any firm involved in the income tax return preparation business.

7. Non-solicitation of Block Employees. Wenich will not solicit any Block employee or any employee of any Block parent, subsidiary or other affiliate, for employment, consultation or any other purpose whatsoever during the term of this Agreement and for the one-year period thereafter.

8. Injunctive Relief. Wenich acknowledges that, because of his employment position with Block, his training and experience with Block, its parents, subsidiaries and affiliates, and his access to confidential business and financial information about Block, its parents, subsidiaries, and affiliates, irreparable injury to Block, its parents, subsidiaries, and affiliates would result from Wenich's violation of any of the provisions of the above Paragraphs 4, 5 and 6. Wenich therefore agrees that, in addition to and without limitation of any rights Block has hereunder and under applicable law, if he violates any of the provisions of Paragraphs 4, 5 and 6 of this Agreement, Block will be entitled to specific performance and injunctive and other equitable relief. Wenich acknowledges and agrees that H&R Block, Inc. and H&R Block Tax Services, Inc. and all other affiliates of Block are third-party beneficiaries of this Agreement.

9.   Conduct.

     (a). Wenich's Conduct. During the period February 21, 2000, through the Employment Termination Date, Wenich will be reasonably and appropriately responsive


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to, and fully supportive of the management of Block and its affiliates and will be cooperative with such management in providing information regarding areas of his expertise and experience with Block. As a continuing employee of Block through the Employment Termination Date, Wenich will not (a) defame Block, its affiliates or their respective employees, (b) make disparaging statements to the media, to any employee or contractor of Block or its affiliates, or to any other person or entity concerning Block or any of its affiliates, their respective employees or any matter related to his employment or non-employment, or (c) do any deliberate act designed primarily to injure the business or reputation of Block or any of its affiliates.

     (b) Block's Conduct. During the period February 21, 2000, through the Employment Termination Date, Block will be respectful of and reasonably responsive to and supportive of Wenich. Block will not (a) defame Wenich, (b) make disparaging statements to the media, to any employee or contractor of Block or its affiliates, or to any other person or entity regarding Wenich, his performance, character, status or any other personal or professional matter, (c) do any deliberate act designed in whole or in part to injure, embarrass or damage Wenich's reputation

10. Contracts, Commitments and Expenses. During the period February 21, 2000, through the Employment Termination Date and at all times thereafter, Wenich will not initiate, make, renew, confirm or ratify any contracts or commitments for or on behalf of Block or any of its affiliates, nor will Wenich incur any expenses on behalf of Block without Block's prior written consent., except for such expenses as Wenich is reasonably required to incur for projects, assignments or testimony as described in Paragraph 1 above. Block shall promptly reimburse Wenich for any such expenses paid by him.

11. Term and Termination. In all events, this Agreement shall terminate at the close of business on the Employment Termination Date. Notwithstanding any termination of this Agreement whatsoever, Wenich's obligations and agreements under Paragraphs 5, 6, 7, 8, 10, 12, 13, 14, 17 and 18, Block's obligations under Paragraphs 2, 3, 4 (to the extent they apply following such termination), 15, 16 and 18, and such other terms of this Agreement which by their nature should survive, will survive such termination and continue indefinitely (unless expressly limited in terms of time).

12. Release by Wenich. In consideration of Block's promise to Wenich of the compensation and benefits specified in Paragraphs 1 and 3 of this Agreement and Block's other promises and agreements set forth in this Agreement, Wenich for himself and for his relations, heirs, legal representatives and assigns unconditionally releases and forever discharges Block, H&R Block, Inc., and all other affiliates of Block, their respective present and past directors, officers, employees, agents, predecessors, successors, and assigns of and from any and all claims, demands, actions, causes of action and suits of any kind whatsoever, whether under federal or state statute, local regulation or at common law or which thereafter arise from any matter, fact, circumstance, event, happening or thing whatsoever occurring or failing to occur prior to the date of this Agreement involving Wenich's employment by Block or any affiliate of Block including, without limitation, Wenich's hiring, compensation earned as of or before the date of this Agreement, the termination of Wenich's responsibilities as an officer of


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H&R Block, Inc., and as a director and/or officer of each other affiliate of
Block, Wenich's termination as an employee of Block, other obligations of Block or any other Block affiliate (except for those obligations expressly stated in this Agreement or applicable benefit plans), and further including, but not limited to, any claims for race, sex or age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, the 1991 amendments of such Civil Rights Act, the Americans with Disabilities Act, as amended, and all other federal and state statutes and common law doctrines.

13. Consideration of Release of ADEA Claims. With regard to the waiver/release of rights or clams under the ADEA, Wenich acknowledges and understands that this is a legal document and that he is legally entitled to, and has been offered, a period of twenty-one (21) days (the "Consideration Period") to consider the waiver/release of such rights or claims under this Agreement before signing it. After signing this Agreement, Wenich may revoke the waiver/release of rights or claims under the ADEA by giving written notice ("Revocation Notice") to Frank L. Salizzoni, Chief Executive Officer of Block, 4400 Main Street, Kansas City, Missouri 64111, within seven (7) days after the date of signing (such seven (7) day period, the "Revocation Period" and such date of signing, the "Signing Date"). For such revocation to be effective, the Revocation Notice must be received no later than 5:00 p.m., Kansas City, Missouri time, on the seventh
(7th) day after the Signing Date. If Wenich provides the Revocation Notice to Block this Agreement will be null, void and unenforceable by either party, and Block will have no obligation to make any payments to Wenich hereunder.

14. Acknowledgements. Wenich acknowledges that Block has advised him to consult with an attorney prior to signing this Agreement or before the expiration of the Revocation Period. Wenich specifically acknowledges and agrees that either the full twenty-one (21) day Consideration Period has lapsed or he has been offered such twenty-one (21) day Consideration Period but has elected to waive and forego all of the applicable days which have not yet lapsed in such twenty-one
(21) day Consideration Period. Wenich acknowledges and agrees that upon such consideration he has decided to waive and release any claims that he may have under the ADEA, pursuant to the terms of this Agreement.

15. Release by Block. In consideration of Wenich's covenants contained in this Agreement and the release contained in Paragraph 11, above, Block, for itself and its successors, assigns and affiliates, unconditionally releases and forever discharges Wenich, his heirs, legal representatives and assigns of and from any and all claims, demands, actions, causes of action, and suits of any kind whatsoever, under federal or state statute, local regulation or at common law, whether at law or in equity, which now exist or may hereafter arise from any matter, fact, circumstance, event, happening, or thing whatsoever occurring or failing to occur as of or prior to the date of this Agreement involving Wenich's employment by Block or service as a director and/or officer of Block or any affiliate of Block.

16. Indemnification by Block. To the fullest extent indemnification is permitted and available to the officers of Block and the officers of H&R Block, Inc., from time to time pursuant to Block's Articles of Incorporation, Block's Bylaws, the Amended and


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Restated Articles of Incorporation of H&R Block, Inc., and the Bylaws of H&R
Block, Inc., during and after Wenich's employment by Block, and to the extent not prohibited by law, Block shall indemnify Wenich from and against all loss, costs, damages and expenses, including, without limitation, reasonable legal expenses of counsel, incurred as a direct or indirect result of any actual or threatened action, suit, proceeding or claim to which Wenich is or threatened to be made a party, or which is otherwise made or brought against Wenich, whether civil, criminal, administrative, investigative or other, by reason of the fact that Wenich was a director, officer, employee or agent of Block, H&R Block, Inc., or any other affiliate of Block, or a fiduciary within the meaning of the Employee Retirement Security Act of 1974, as amended, with respect to any employee benefit plan of Block, H&R Block, Inc., or any other affiliate of Block.

17. Return of and Use of Block Property; Consideration. Wenich will return to Block by August 31, 2000, any and all things in his possession or control relating to Block and its affiliates, including but not limited to any equipment issued to Wenich for his use offsite, all correspondence, reports, contracts, financial or budget information, personnel files, office keys, manuals, and all similar materials not specifically listed herein. Wenich will sign such officer resignations, assignments and instruments and give such other cooperation, as reasonably requested by Block or any Block affiliate and are consistent with the intent of this Agreement.

18. Non-disclosure. Wenich will not disclose the terms of this Agreement to any person or entity except to members of his immediate family and professional advisors whom he agrees to advise of this confidentiality provision, and to the extent required by a final court order, other compulsory process or other law. Block, its parent and other affiliates and their officers agree not to disclose the terms of this Agreement to any person or entity, except to its senior management, personnel responsible for implementation of the provisions herein relating to payroll and employment benefits, and professional advisors, with whom it agrees to advise of this confidentiality provision, and to the extent required by a final court order or other compulsory process, Securities and Exchange Commission disclosure regulation, or other law.

19. Access to Company Communication Systems. During the period February 21, 2000, through the Employment Termination Date, Wenich will have reasonable access at reasonable times to Block electronic mail and telephone voice mail systems; however, during this period Wenich will immediately forward all business related communications received on such systems to the Company for appropriate processing.

20. Assignment. The rights and obligations of Block under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Block. Wenich will not assign this Agreement or any rights under this Agreement.

21. Entire Agreement. This Agreement expresses fully the understandings and agreements by and between the Parties hereto, and all prior understandings, agreements or commitments of any kind, oral or written, as to any matter covered by this Agreement are hereby superseded and cancelled (except to the extent they relate to employee benefits and are not inconsistent with the terms hereof), with no further


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liabilities or obligations of the Parties with respect thereto except as to any monies due and unpaid between the Parties on the date hereof.

22. Severability. It is expressly understood to be the intent of the Parties, and mutually agreed, that the terms and provisions of this Agreement are severable and, if for any reason any of the terms and provisions of this Agreement are declared unenforceable, void, voidable or otherwise invalid, the remaining terms and provisions all remain valid and enforceable as written.

23. Governing Law. It is agreed that this Agreement will be governed by, construed and enforced in accordance with the laws (excluding conflicts rules) of the State of Missouri.

24. Amendment. This Agreement may be amended at any time and from time to time, but only by a written instrument duly authorized and executed by Block and Wenich.

25. Waiver. The failure of either party to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement will not be construed as hereafter waiving any such terms and conditions, but the same will continue and remain in force and effect as if no such forbearance or waiver occurred.

26. Notice. Any notices required or permitted by this Agreement must be in writing to be effective, and shall be deemed made or given, if by certified or registered mail, return receipt requested, three days after depositing such notice in the United States mails, postage prepaid, addressed to the receiving party or, if by hand delivery, when delivered personally to Wenich or to the below-named representative of Block, as the case may be (with a copy simultaneously mailed or delivered to the person identified below as the person to whom copies are to be mailed or delivered) as follows:

     If to Wenich:

     To:  Ozzie Wenich
          3717 Marion Court
          Independence, MO 64055

     If to Block:

     To:  HRB Management, Inc.
          Attention: President
          4400 Main Street
          Kansas City, MO  64111


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     with a copy to:

          James H. Ingraham, Esq.
          H&R Block, Inc.
          4400 Main Street
          Kansas City, MO  64111

27. Paragraph Headings. Paragraph headings contained in this Agreement are for convenience only and will not in any manner be construed as a part of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written, but, in the case of Wenich, on the signing Date specified beneath his signature below.


HRB MANAGEMENT, INC.



  /s/ Frank L. Salizzoni                  /s/ Ozzie Wenich
-------------------------------------     --------------------------------------
         Frank Salizzoni                             Ozzie Wenich
         Chief Executive Officer
                                          3-7-2000
                                          --------------------------------------
                                          Signing Date


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                                                                       EXHIBIT A

                   Positions and Offices held by Ozzie Wenich
                             As of February 21, 2000

1.   H&R BLOCK, INC., a Missouri corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

2.   BLOCK INVESTMENT CORPORATION, a Delaware corporation
         Ozzie Wenich          Senior Vice President

3.   HRB MANAGEMENT, INC., a Missouri corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

4. H&R BLOCK CANADA, INC., a corporation incorporated in Canada under the Canada Business Corporations Act
         Ozzie Wenich          Chief Financial Officer

5.   H&R BLOCK (NOVA SCOTIA), INCORPORATED, a Nova Scotia corporation
         Ozzie Wenich          Director and President

6.   CASHPLAN SYSTEMS, INC., a British Columbia corporation
         Ozzie Wenich          Chief Financial Officer

7.   BLOCK FINANCIAL CORPORATION, a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

8.   FRANCHISE PARTNER, INC., a Nevada corporation
         Ozzie Wenich          President

9.   H&R BLOCK FINANCIAL ADVISORS, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President, Chief Financial Officer
                                      and Treasurer

10.  H&R BLOCK INSURANCE SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President, Chief Financial Officer
                                      and Treasurer

11.  HRB BUSINESS SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Director, Senior Vice President and Chief
                                      Financial Officer

12.  C.W. AMOS BUSINESS SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

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13.  DMJK BUSINESS SERVICES, INC., a Missouri corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

14.  FERS BUSINESS SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

15.  BLOCK HOLDINGS, INC., an Illinois corporation
         Ozzie Wenich          Senior Vice President, Chief Financial Officer
                                      and Treasurer

16.  FERS PERSONAL FINANCIAL SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President, Chief Financial Officer
                                      and Treasurer

17.  PRACTICE DEVELOPMENT INSTITUTE, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

18.  FM BUSINESS SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

19.  FREED MAXICK ABL SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

20.  KSM BUSINESS SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

21.  RP BUSINESS SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

22.  RSM MCGLADREY, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President, Chief Financial Officer
                                      and Treasurer

23.  WS BUSINESS SERVICES, INC., a Delaware corporation
         Ozzie Wenich          Senior Vice President and Chief Financial Officer

24.  COMPANION INSURANCE, LTD., a Bermuda corporation
         Ozzie Wenich          Director and Senior Vice President

25.  H&R BLOCK TAX AND FINANCIAL SERVICES LIMITED, a United Kingdom corporation
         Ozzie Wenich          Director

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